Exhibit 10.4

PARSONS CORPORATION

RESTRICTED AWARD PLAN

Adopted January 20, 2015

Amended October 17, 2016, October 17, 2017 and January 1, 2019

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PARSONS CORPORATION

RESTRICTED AWARD PLAN

Parsons Corporation, a Delaware corporation with its principal place of business in California, (the “Corporation”) hereby establishes and sets forth the terms and conditions of the Parsons Corporation Restricted Award Plan for the benefit of eligible employees of the Corporation and its subsidiaries on the terms and conditions described hereinafter:

ARTICLE 1.

PREFACE

Section 1.1    Effective Date and Term. The Plan shall be effective on date the Plan is approved by the Parsons Corporation Board of Directors on January 20, 2015 and shall continue in force and effect until terminated by the Board.

Section 1.2    Purpose of the Plan. The Plan is intended to encourage participating key employees of the Corporation and its subsidiaries to remain employed and to motivate such participants to exert maximum effort to achieve the Corporation’s long-term goals.

ARTICLE 2.

DEFINITIONS

The words and phrases identified in quotation marks below, when used in Parsons Corporation’s Restricted Award Plan and related documents, shall have the meanings set forth in this Article 2, unless the context clearly indicates otherwise.

(a)    “Administrative Committee” or “Committee” means the committee responsible for performing the functions and administration of the Plan as provided herein.

(b)    “Award Agreement” means the document prepared by the Parsons Corporation’s designee, at the date of grant which will contain terms and conditions of the Restricted Award Unit. Each Award Agreement shall include vesting provisions and any additional restrictions. The Award Agreement may be in the form of a performance cycle memorandum or similar written agreement that is prepared by the Parson Corporation’s designee but that is not required to be signed by the Participant.

(c)    “Beneficiary” means the person or estate of a deceased Participant, entitled to benefits hereunder, upon the death of a Participant.

(d)    “Board” means the Board of Directors of Parsons Corporation.

(e)    “Change in Control” means a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Code Section 409A and the regulations promulgated thereunder.

(f)    “Code” means the Internal Revenue Code of 1986, as amended, and any rulings or regulations thereunder.

(g)    “Corporation” means Parsons Corporation.

(h)    “Declared Rate” means with respect to any calendar year, an annual rate of interest equal to the average of prime rates made available to preferred borrowers by Bank of America, N.T. & S.A., Los Angeles Branch (or any successor thereto) determined as of the first working day of each calendar month prior to the complete distribution of a Deferral Account.

(i)    “Deferral Account” means the account maintained on the books of account of the Corporation for a Participant who has elected to defer the payment of the monetized value of vested Restricted Award Units pursuant to Section 5.3.

(j)    “Deferral Agreement” means a written agreement entered into by the Corporation and a Participant to defer, pursuant to Section 5.3, the payment of vested Restricted Award Units until the earlier of the Participant’s termination of employment, death or Disability. A separate Deferral Agreement must be entered into by the Corporation and a Participant for each Restricted Award Unit grant for which the Participant elects to defer payment.

(k)    “Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation or its subsidiaries.

(l)    “Participant” means each senior officer, other key management or highly compensated employee of Parsons Corporation and its subsidiaries determined to be eligible to participate in the Plan.

(m)    “Plan” means the Parsons Corporation Restricted Award Plan as herein set out and as it may be amended.

(n)    “Plan Account” means the balance posted to the record of each Participant consisting of any Restricted Award Units which have been paid or have been deferred pursuant to Article 5 of the Plan.

(o)    “Published Share Price” shall mean the value of the common voting stock of the Corporation formally announced by the Chief Executive Officer in writing; the date of such formal announcement shall be known as the “Published Share Price Date” for purposes of this Plan and it is expected that there shall be one Published Share Price Date per calendar year; provided, however, that if the common voting stock of the Corporation is publicly traded, then the “Published Share Price” will be determined in the sole discretion of the Committee by reference to the closing trading prices (including any weighted average closing prices) of the common voting stock of the Corporation.

(p)    “Restricted Award Unit” or “RAU” means an award of the contingent right to receive an amount that is to be distributed to a Participant in the event vesting provisions and other criteria as specified in the Award Agreement have been achieved. Except as provided in Section 5 for vested Restricted Award Units whose payment has been deferred and whose monetized value has been credited to a Deferral Account, a Restricted Award Unit shall have a value equal to the most recent Published Share Price. Participants awarded RAUs shall have no rights as a stockholder of the Corporation, no dividend or dividend equivalent rights, and no voting rights with respect to the RAUs.

(q)    “Share Indexing Investment Option” shall mean the written election by a plan Participant to apply an alternative form of investment return to the value of his or her Deferral Account. The investment return (or loss) applicable to the Deferral Account during periods when the Share Indexing Investment Option has been elected shall be determined by calculating the percentage increase or decrease in the Published Share Price between the first of the month following such election and the end of the month in which the next Published Share Price Date occurs.

(r)    “Retire” or “Retirement” means a Participant’s voluntary termination of employment from the Corporation or its subsidiary after having attained age 65 or older.

(s)    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(l), (b)(2), or (d)(l)(B)) of the Participant; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined in accordance with Treasury Regulations Section l.409A-3(i)(3). The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case.

(t)    “Vesting Period” means a period of one or more years from the date of grant as specified in the Award Agreement. Restricted Award Units may vest in increments over a specified number of years, or all on the same date, and may vest in connection with a Change in Control. Each Vesting Period will be a period of at least twelve (12) consecutive months.

ARTICLE 3.

ELIGIBILITY, VALUE AND NUMBER OF

AWARD UNITS AND TIME OF GRANT

Section 3.1    Participants, Unit Value, Number and Time of Grants. With respect to RAUs, the Board shall in its discretion determine the amount of units available for grant each year in the Plan. The Chief Executive Officer will determine how to distribute the RAUs from the pool of units approved by the Board and will provide a report of all outstanding grants to the Board on an annual basis. Any available RAUs remaining from the approved pool of units at year end will cease to be available for future distribution.

Section 3.2    Granting of Awards. In determining the persons to whom RAUs shall be granted and the number of Units to be included in each award, the Chief Executive Officer will consider the duties of the respective candidates, their present and potential contributions to the success of the Corporation and such other facts as the Chief Executive Officer shall deem relevant to the purpose of the Plan.

Section 3.3    Vesting Criteria. The vesting provisions of individual RAUs may vary. At the time of the grant, the CEO shall determine the vesting provisions which will be noted in the Award Agreement. Vesting of RAU’s may also be subject to additional performance goals as specified in the Award Agreement. Except as provided in this Plan or in an Award Agreement, employment or service for only a portion of the Vesting Period, even if a substantial portion, will not entitle a Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in this Plan.

ARTICLE 4.

ADMINISTRATION

Section 4.1    Administrative Committee. The Plan shall be administered under the supervision of the Administrative Committee, composed of not less than three (3) senior executives of the Corporation. The Committee will consist of persons that are selected from the following: Chief Executive Officer, any Executive Vice President, Senior Vice President or Vice President of Parsons Corporation. Committee members shall be appointed and removed at the sole discretion of the Chief Executive Officer. The members of the Administrative Committee shall be eligible to participate in the Plan. A member of the Committee shall not vote or act upon any matter which relates solely to himself as a Participant.

Section 4.2    Authority. Subject to Section 3.1, the Committee shall have full and final authority to: (i) operate, manage, interpret and administer the Plan on behalf of the Corporation; (ii) prescribe, amend or rescind rules and regulations relating to the Plan; and (iii) do all things and take all actions respecting the Plan and its administration which in their reasonable judgment are necessary and proper. All Committee interpretations, determinations and actions will be final, conclusive and binding on all parties.

Section 4.3    Quorum. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all the members in the absence of a meeting, shall be the acts of the Committee.

ARTICLE 5.

FUNDING, PAYMENT AND RIGHTS OF PARTICIPANTS

Section 5.1    Unfunded Plan. The Plan is an unfunded, nonqualified plan. The benefits provided under the Plan shall be payable by the Corporation from its general assets.

Section 5.2    Payment of Restricted Award Units. The dates and conditions of payment are defined in each Award Agreement. Except as may otherwise be provided in an Award Agreement or as provided in Section 5.3, RAUs shall be paid promptly after becoming vested (and in all events not later than the first March 15 following the year in which such RAUs became vested). RAUs will be paid in the form of cash; provided, however, that RAUs granted on or after January 1, 2019, may be paid in either cash or, in the sole discretion of the Committee, in equal shares of the Corporation’s common voting stock.

Section 5.3    Deferral of Payment.

5.3.1    Deferral Election Agreement

(a)    Pursuant to the terms of this Section 5.3, a Participant may elect to defer payment of 0% or from 25% to 100% of the Restricted Award Units granted to the Participant until the earlier of the Participant’s termination of employment, death or Disability. Such election shall be made by entering into a Deferral Agreement within thirty (30) days after the grant date specified in the Award Agreement, provided that such Deferral Agreement is entered into at least 12 months in advance of the first scheduled vesting date and the requirements of Treasury Regulations Section l.409A-2(a)(5) are otherwise satisfied. If any Restricted Award Units become vested prior to the 12-month anniversary of the grant date specified in the Award Agreement as a result of the Participant’s death, Disability, a Change in Control or any exercise of discretion pursuant to Section 5.6, the Participant’s deferral election and Deferral Agreement shall be of no force and effect and the Restricted Award Units shall instead be paid pursuant to Section 5.2

(b)    At the time of entering into a Deferral Agreement, a Participant may elect that the form of distribution of the deferred portion of the vested RAUs for that grant that becomes payable as a result of a termination of employment due to Retirement or Disability while employed be a single payment, five substantially equal annual installments, or ten substantially equal annual installments, subject to the limitation that, if the present value of the balance of the Deferral Account is less than $75,000 at any time, the balance shall be paid in a lump sum payment.

(c)    A newly hired employee who becomes a Participant upon commencement of employment with the Corporation may make a deferral election under this Section 5.3 by entering into a Deferral Agreement within 30 days following the date of the Participant’s commencement of employment without otherwise complying with the requirements of Section 5.3.l(a), provided that such deferral election shall only apply to the portion of the RAUs earned after the date of the election..

5.3.2    Deferral Accounts; Interest

(a)    The Committee shall establish and maintain a separate Deferral Account for each Participant who elects to defer the payment of the monetized value of vested RAUs pursuant to this Section 5.3. For purposes of calculating interest that is credited to a Participant’s Deferral Account, the calculated value of the Restricted Award Units shall be credited to the Deferral Account as of the date vesting occurs.

(b)    Except as provided in Section 5.3.2(c), a Participant’s Deferral Account shall be deemed to bear interest, compounded annually, on the balance in such Account at the Declared Rate from the date as of which such Account is first credited with any portion of a deferred Award through the date such Account is fully distributed.

(c)    Alternative Investment Option for Deferral Account. A Participant may elect at least 12 months prior to the vesting of a RAU, to have the Deferral Account balance increased or decreased proportionately pursuant to the Share Indexing Investment Option for the period between the date the Deferral Account is created and the end of the month in which the subsequent Published Share Price Date occurs. Such initial election will expire as of the end of the month in which the Published Share Price Date occurs. The Participant may within 30 days after any subsequent Published Share Price Date enter into a new election to utilize the Share Indexing Investment Option for the period beginning the first of the month following the Published Share Price Date and ending as of the end of the month in which the subsequent Published Share Price Date occurs. However, in the event that no new Share Indexing Investment Option Election is received from the Participant within 30 days after    the most recent Published Share Price Date, the Deferral Account will be credited with interest pursuant to Section 5.3.2 (b) beginning with the month following such Published Share Price Date. In the event that the Participant’s employment is terminated before the announcement of a new Published Share Price, the Deferral Account will be credited with interest for the period between the most recent Share Indexing Investment Option Election and the final distribution of the Deferral Account.

5.3.3    Deferral Payments

(a)    Retirement or Disability. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.3 that become payable as a result of the Participant’s Retirement or Disability while employed shall be paid, or installments shall begin, within 60 days following the Participant’s Retirement or Disability. The Participant shall not have the right to designate the taxable year of such payment. In the case of installment payments, the next installment shall be paid within 60 days following the end of the calendar year during which the first installment is paid, and each subsequent installment shall be paid within 60 days following the end of each subsequent calendar year.

(b)    Death. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.3 shall be paid in single lump sum in the event a Participant dies while employed. Payment shall be made by the end of the calendar year in which the Participant dies. If a Participant was receiving installment payments pursuant to this Section 5.3 at the time of the Participant’s death, all remaining installment payments shall be paid in a lump sum in accordance with the previous sentence.

(c)    Termination of Employment for a Reason Other than Retirement, Disability or Death. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.3 that become payable as a result of the Participant’s termination of employment other than by reason of Retirement, Disability while employed, or death while employed shall be paid in single lump sum. Payment shall be made within 60 days following the date the Participant’s employment terminates. The Participant shall not have the right to designate the taxable year of such payment.

5.3.4    Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency prior to the time his Deferral Account has been fully distributed, the Committee may, in its sole discretion, permit the distribution to Participant of all or a portion of the Deferral Account. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). The Committee may treat a distribution as necessary to satisfy the hardship if it relies on the Participant’s written representation, unless the Committee has actual knowledge to the contrary, that the hardship cannot reasonably be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under this Plan. The burden of substantiating and demonstrating an Unforeseeable Emergency shall be borne by the Participant.

5.3.5    Potential Six-Month Delay. Notwithstanding anything in the Plan to the contrary, any payment under this Plan that the Corporation reasonably determines is subject to Code Section 409A(a)(2)(b)(i) shall not be paid or payment commenced until the later of (i) six months after the date of the Participant’s termination of employment or the Participant’s death and (ii) the payment date or commencement date specified in this Plan for such payment(s). On the earliest date on which such payment can be made or commenced without violating the requirements of Code Section 409A(a)(2)(b)(i), the Participant shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

Section 5.4    Modification of Plan. If, the Board determines, by the application of reasonable criteria, that the Restricted Award Plan criteria are no longer applicable due to a change in the Corporation’s business, operations, corporate structure, capital structure including, but not limited to, a merger, acquisition, divestiture, stock splits, issuance of new shares, additional shares or different classes of shares, warrants or the like, or other conditions the Board deems to be material, the Board may modify or discontinue the Plan as considered appropriate and equitable

Section 5.5    Limitation on Rights of Participants and Beneficiaries. No Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any asset of the Corporation before the time that any such asset is paid to a Participant or Beneficiary. The right of a Participant or Beneficiary to receive a benefit hereunder shall be the claim of a general, unsecured creditor of the Corporation, and the Plan constitutes a mere promise by the Corporation to pay benefits in the future. Distribution to a Participant or Beneficiary in good faith of the Participant’s Plan Account shall be considered a full and complete discharge of the Corporation’s obligation under the Plan.

Section 5.6    Forfeiture of Units. If a Participant’s employment with the Corporation or any of its subsidiaries terminates prior to vesting, for any reason other than Disability or death, all unvested Restricted Award Units shall be forfeited by the Participant and Participant shall have no further right or interest in such Restricted Award Units or payment thereunder; provided, however, that in the case of special circumstances as determined by the Committee, the Committee may, in its sole discretion, waive, in whole or in part, any or all of the remaining service requirement.

ARTICLE 6.

RETIREMENT, DISABILITY, DEATH BENEFITS AND BENEFICIARIES

Section 6.1    Termination After RAU Vesting. If a Participant Retires from the service of the Corporation or any of its subsidiaries, or if the Participant’s employment terminates by reason of death or Disability after completion of the vesting period all RAUs granted to such Participant which have a determined value will be paid at the time stipulated in the Award Agreement. If the Participant has executed a Deferral Agreement pursuant to Section 5.3, the provisions of Section 5.3 and such Agreement shall govern the time and method of payment.

Section 6.2    Termination Before Completion of a Vesting Period.

6.2.1    Death or Disability. Acceleration Upon death or Disability. If a Participant ceases to be employed by or in the service of the Corporation or any of its subsidiaries as a result of death or Disability, unvested RAUs will vest pro-rata. The formula for pro-rata vesting is as follows: [Number of RAUs granted] multiplied by a fraction equal to [the number of months from the grant date through the date of termination] divided by [the number of months in the vesting period].

Partial months are rounded to whole months for the numerator in this calculation. The denominator will be expressed in months, and will be fixed on the date of the grant at the number of months in the vesting period. In the event that the calculation results in fractional units, any fractional unit will be rounded up to the next whole unit. To the extent that residual RAUs are subject to performance conditions specified in the Award Agreement(s) other than time vesting, the value of the residual RAUs, if any, will be determined following the completion of the period of performance, and any accelerated vesting provided for in this Section 6.2.1 shall be subject to the satisfaction of the applicable performance conditions (and if the performance conditions are not satisfied, no RAUs will vest).

6.2.2    Retirement and Other Terminations. If a Participant Retires or otherwise terminates from the service of the Corporation or any of its subsidiaries prior to the completion of the vesting period, the Participant’s unvested RAUs will be forfeited unless the Committee approves a waiver due to special circumstances as described in Section 5.6.

Section 6.3    Beneficiaries. At any time and from time to time, each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive all or a portion of his death benefit or to revoke such designation; provided that (i) a Participant’s designation of a Beneficiary other than his spouse shall not be valid unless such spouse has consented to the designation in a form and manner satisfactory to the Committee and (ii) any :finalized divorce of a Participant subsequent to the date of filing of a designation of the Participant’s former spouse as a Beneficiary shall automatically revoke such designation. Each Beneficiary designation shall be evidenced by a written instrument signed by the Participant and filed with the Committee or its designee. If there is no valid Beneficiary designation filed with the Committee, the Beneficiary will be the Participant’s estate.

ARTICLE 7.

CHANGE IN CONTROL AND OTHER TRANSACTIONS

Section 7.1    Change in Control of the Corporation. Unless otherwise provided in an Award Agreement, upon a Change in Control of the Corporation, the value of (1) any outstanding RAUs granted to eligible Participants for uncompleted Vesting Periods shall become vested in connection with a Change in Control and (2) each Participant’s Deferral

Account and vested RAUs will be determined by the Board and shall be paid to eligible Participants and beneficiaries within 30 days following such Change in Control. Subject to the Corporation’s obligation to make the payments contemplated by this Section 7.1, each then outstanding RAU and each Participant’s Deferral Account shall terminate upon the occurrence of a Change in Control.

Section 7.2    Adjustments. Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any split-up, spin-off, or similar extraordinary dividend distribution in respect of the common stock of the Corporation; or any exchange of common stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the common stock of the Corporation; then the Committee shall equitably and proportionately adjust the number, amount and type of shares of common stock (or other securities) subject to the RAUs to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the RAUs.

Section 7.3    Board of Directors. Any determination to be made by the Board under this Article 7 shall be made by the Board prior to the date of the Change in Control, and such determination shall apply (and be binding upon the Corporation) for all purposes of the Plan and any agreements entered into or adopted under the Plan.

ARTICLE 8.

AGREEMENT BY PARTICIPANT REGARDING TAXES

Section 8.1    Taxation. If the Committee shall so require, as a condition of receiving payment of a RAU, each Participant shall agree that no later than the date of payment of a RAU granted hereunder, the Participant will pay the Corporation or make arrangements satisfactory to the Committee regarding payment of any federal, state, or local taxes of any kind required by law to be withheld upon the vesting or payment of a RAU.

Section 8.2    Alternate Taxation. Alternatively, the Committee may provide that a Participant may elect, to the extent permitted by law, to have the Corporation deduct federal, state and local taxes of any kind required by law to be withheld upon the vesting or payment of any RAU from any payment of any kind to the Participant.

ARTICLE 9.

AMENDMENT AND TERMINATION OF THE PLAN

The Board at any time and from time to time may suspend, terminate, modify, or amend the Plan. Except as otherwise provided, no suspension, termination, modification, or amendment of the Plan may adversely affect any Restricted Award Unit previously granted unless the written consent of the Participant is obtained.

ARTICLE 10.

GENERAL PROVISIONS

Section 10.1    Written Instruments. All Restricted Award Units shall be evidenced by an Award Agreement in such form as the Committee shall prescribe from time to time in accordance with the terms of the Plan (and with other such terms and conditions not inconsistent with the terms of this Plan as the Committee, in its sole and absolute discretion, shall establish).

Section 10.2    No Guarantee of Employment. Nothing in this plan shall be construed as guaranteeing future employment to a Participant and no agreement of employment is created hereunder. Unless otherwise provided in a separate agreement, a Participant shall continue to be a common law employee of the Corporation solely at the will of the Corporation or a subsidiary thereof.

Section 10.3    Liability of Corporation. Nothing in the Plan shall constitute the creation of a trust or other fiduciary relationship between the Corporation and any Participant, Beneficiary or other person. The Corporation shall not be considered a trustee by reason of the Plan.

Section 10.4     Liability of Board and Committee. No member of the Board or of the Committee will be personally liable for any action taken or determination made in good faith with respect to the Plan, its interpretation, management or administration of any RAU granted hereunder.

Section 10.5    Assignment and Alienation. No rights under the Plan may be anticipated, assigned, transferred, alienated, pledged, sold, attached, garnished or encumbered by a Participant or Beneficiary.

Section 10.6    Construction. The section and subsection heading are contained herein for convenience only and shall not affect the construction hereof.

Section 10.7    Severability and Survival of the Agreement. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect and the remaining provisions hereof shall be liberally construed in order to carry out the provision hereof and the invalidity or unenforceability of such provision in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 10.8    Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

Section 10.9    Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of California to the extent that such laws are not preempted by the laws of the United States of America.

Section 10.10    Code Section 409A. It is intended that any amounts payable under this Plan shall either be exempt from Code Section 409A or shall comply with Code Section 409A (including Treasury Regulations and other published guidance related thereto) so as not to subject Participants to payment of any additional tax, penalty, or interest imposed under Code Section 409A. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefits payable to Participants. For purposes of this Plan, all references to a Participant’s termination of employment with the Corporation shall mean a “separation from service” as defined in Code Section 409A and Treasury Regulations Section 1.409A-l(h) without regard to the optional alternative definitions available thereunder.

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